Exhibit 4.26

MELLON FUNDING CORPORATION, ISSUER

AND

MELLON FINANCIAL CORPORATION, GUARANTOR

TO

JPMORGAN TRUST COMPANY, N.A. FORMERLY KNOWN AS

BANK ONE TRUST COMPANY, N.A., TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 5, 2004

Second Supplemental Indenture, dated as of March 5, 2004 among Mellon Funding Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania having its principal executive office at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258 (herein called the “Company”), Mellon Financial Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania having its principal executive office at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258 (herein called the “Guarantor”), and JPMorgan Trust Company, N.A., formerly known as Bank One Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America having its principal corporate office at One North State Street, 9th Floor, Chicago, Illinois 60602, as Trustee (herein called the “Trustee”).

RECITALS

The Company and the Guarantor have heretofore executed and delivered to the Trustee a certain indenture, dated as of June 12, 2000 (herein called the “Indenture”), and the First Supplemental Indenture, dated as of April 30, 2001 (herein called the “First Supplemental Indenture”), pursuant to which one or more series of unsecured subordinated debentures, notes or other evidences of indebtedness of the Company guaranteed on a subordinated basis by the Guarantor (herein called the “Securities”) may be issued from time to time by the Company. All capitalized terms used in this Second Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company and the Guarantor desire and have requested the Trustee to join with them in the execution and delivery of this Second Supplemental Indenture for the purpose of amending the Indenture to provide for acceptance of appointment by a successor trustee whose Corporate Trust Office is located in California.

Section 1001(7) of the Indenture provides that a Supplemental Indenture may be entered into by the Company, the Guarantor and the Trustee without the consent of any Holders to evidence and provide for the acceptance of appointment by a successor Trustee.

The Company has furnished the Trustee with (i) an Opinion of Counsel stating that the execution of the Second Supplemental Indenture is authorized or permitted by the Indenture and (ii) Officers’ Certificates and an Opinion of Counsel each stating that all conditions precedent provided for in the Indenture with respect to this Second Supplemental Indenture have been complied with.

All things necessary to make this Second Supplemental Indenture a valid agreement of the Company, the Guarantor and the Trustee and a valid amendment of and supplement to the Indenture have been done.

1

NOW THEREFORE THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE ONE

AMENDMENTS TO THE INDENTURE

SECTION 1.1. SECTION 709 of the Indenture is amended to replace the first sentence thereof with the following:

There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and subject to supervision and examination by Federal or State authority and having a Corporate Trust Office in the City of Pittsburgh, Pennsylvania, the Borough of Manhattan, the City of New York, New York, the City of Chicago, Illinois, the City of San Francisco, California, or the City of Los Angeles, California.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

MELLON FUNDING CORPORATION,
Issuer

		BY:	/s/ Michael A. Bryson
		Name:	Michael A. Bryson
		Title:	President and Chief Executive Officer
Attest:	/s/ Michael J. Baker
Secretary
MELLON FINANCIAL CORPORATION,
Guarantor

		BY:	/s/ Martin G. McGuinn
		Name:	Martin G. McGuinn
		Title:	Chairman and Chief Executive Officer
Attest:	/s/ Carl Krasik
Secretary
JPMORGAN TRUST COMPANY, N.A., formerly known as BANK ONE TRUST COMPANY, N.A.,
Trustee

		BY:	/s/ Donna V. Fanning
		Name:	Donna V. Fanning
		Title:	Vice President
Attest:	/s/ Mark Krietemeyer

COMMONWEALTH OF PENNSYLVANIA	)
) ss.:
COUNTY OF ALLEGHENY	)

On the 11th day of March, 2004, before me personally came Michael A. Bryson, to me known, who, being by me duly sworn, did depose and say that he is President and Chief Executive Officer of Mellon Funding Corporation, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

Diane M. Wagner	Notary Public
PITTSBURGH, ALLEGHENY COUNTY
MY COMMISSION EXPIRES March 5, 2005
Member, Penn. Assoc. of Notaries

[Notarial Seal]

COMMONWEALTH OF PENNSYLVANIA	)
) ss.:
COUNTY OF ALLEGHENY	)

On the 11th day of March, 2004 before me personally came Martin G. McGuinn, to me known, who, being by me duly sworn, did depose and say that he is Chairman and Chief Executive Officer of Mellon Financial Corporation, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

Mary Beth Douglass	Notary Public
PITTSBURGH, ALLEGHENY COUNTY
MY COMMISSION EXPIRES 10/6/07
Member, Penn. Assoc. of Notaries

[Notarial Seal]

STATE OF ILLINOIS	)
) ss.:
COUNTY OF COOK	)

On the 8th day of March 2004, before me, personally came Donna V. Fanning, to me known, who, being by me duly sworn, did depose and say that he/she is Vice President of JPMORGAN TRUST COMPANY, N.A., FORMERLY KNOW AS BANK ONE TRUST COMPANY, N.A., one of the corporations described in and which executed the foregoing instrument; that he/she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he/she signed his name thereto by like authority.

T. Pierce	Notary Public

Notary Public, State of Illinois
No.
COMMISSION EXPIRES 5-23-05

[Notarial Seal]